UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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THE PBSJ CORPORATION

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Notice of 2010

Annual Meeting

and

Proxy Statement

The PBSJ Corporation

4030 West Boy Scout Boulevard, Suite 700, Tampa, FL 33607 (813) 282-7275

The PBSJ Corporation

4030 West Boy Scout Boulevard, Suite 700

Tampa, Florida 33607

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME:	11:00 a.m., Eastern Standard Time, on February 13, 2010

PLACE:	Grand Hyatt Tampa Bay 2900 Baypoint Drive Tampa, Florida 33607

TERMS OF BUSINESS:	(1) To elect nine directors to serve for the ensuing year and until their successors are duly elected and qualified; and

(2) To consider any other matters that may properly come before the Annual Meeting.

RECORD DATE:	Holders of record of The PBSJ Corporation’s Class A common stock at the close of business on December 15, 2009 (except for unvested restricted shares issued pursuant to the 2008 Employee Restricted Stock Plan) are entitled to vote at the Annual Meeting or any adjournment of the Annual Meeting.

By Order of the Board of Directors

Robert J. Paulsen, Secretary Tampa, Florida January 25, 2010

Shareholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or Internet, as promptly as possible in order to ensure your representation at the Annual Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FEBRUARY 13, 2010

The Company’s Proxy Statement for the 2010 Annual Meeting of Shareholders, the Annual Report to Shareholders for the fiscal year ended September 30, 2009, and the Company’s Annual Report on
Form 10-K for the fiscal year ended September 30, 2009 are available at http://www.pbsj.com/AnnualMeeting.

The PBSJ Corporation

4030 West Boy Scout Boulevard, Suite 700

Tampa, Florida 33607

PROXY STATEMENT

For Annual Meeting of Shareholders

February 13, 2010

The enclosed proxy is solicited on behalf of the Board of Directors of The PBSJ Corporation, a Florida corporation, for use at our 2010 Annual Meeting of Shareholders to be held on February 13, 2010, at 11:00 a.m. Eastern Standard Time, or at any adjournment or postponement of the Annual Meeting, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Grand Hyatt Tampa Bay, 2900 Baypoint Drive, Tampa, Florida 33607. In this proxy, all references to PBSJ, the Company, we or us refer to The PBSJ Corporation and all references to the Board refer to the Board of Directors of The PBSJ Corporation. We will begin mailing these proxy materials on or about January 27, 2010 to shareholders of record at the close of business on December 15, 2009.

ABOUT THE ANNUAL MEETING

Q: What is the purpose of the Annual Meeting?	A: At the Annual Meeting, shareholders will elect nine directors to serve for the ensuing year and until their successors are duly elected.

Q: Who is entitled to vote at the Annual Meeting?	A: Only holders of record of our Class A common stock at the close of business on December 15, 2009, the record date for the Annual Meeting, are entitled to receive notice of and to participate in the Annual Meeting. No shares of our non-voting Class B common stock were outstanding on the record date. If you were a shareholder of record on that date, you will be entitled to vote all of the shares (except for unvested restricted shares issued pursuant to the 2008 Employee Restricted Stock Plan) that you held on that date at the Annual Meeting, or at a subsequent date if the Annual Meeting is adjourned or postponed. Unvested restricted shares issued pursuant to the 2008 Employee Restricted Stock Plan do not have any voting rights pursuant to the terms of such plan.

Q: What are the voting rights of the holders of common stock?	A: Each outstanding share of our Class A common stock will be entitled to one vote on each matter considered at the Annual Meeting.

Q: How is a quorum determined?	A: Holders of a majority of the outstanding shares of common stock entitled to vote must be present, in person or by proxy, at the Annual Meeting to achieve the required quorum for the transaction of business. As of the record date, 5,505,249 shares of common stock were outstanding, representing 5,363,313 votes, excluding the unvested restricted shares issued pursuant to the 2008 Employee Restricted Stock Plan. Therefore, the presence of the holders of common stock representing at least 2,681,657 votes will be required to establish a quorum.

All votes will be tabulated by Wells Fargo Shareowner Services, the inspector of elections appointed for the Annual Meeting, who will separately count affirmative and negative votes, and abstentions. Proxies received but marked as abstentions (or refusals to vote) will be included in the calculation of the number of votes considered to be present at the Annual Meeting. If a quorum is not achieved, holders of the votes present, in person, or by proxy, may adjourn the Annual Meeting to another date, time or place. Notice need not be given of the new date, time or place if announced at the Annual Meeting before an adjournment is taken.

Q: How do I vote?	A: If you vote by telephone or via Internet or complete and sign the accompanying proxy card and return it to Wells Fargo Shareowner Services, it will be voted as you direct. If you are a registered shareholder and attend the Annual Meeting, you may vote in person or deliver your completed proxy card in person.

Shareholders should review their proxy card for instructions for voting by telephone or Internet. Please follow the directions on your proxy card carefully. Shareholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which would be borne by the shareholders. The deadline for voting by telephone or Internet is 11:59 p.m., central daylight time, on February 11, 2010.

Q: Can I revoke my proxy later?	A: Yes. You have the right to revoke your proxy at any time before the Annual Meeting by:

(1) filing a written notice of revocation with our Corporate Secretary at our principal executive office (4030 West Boy Scout Boulevard, Suite 700, Tampa, FL 33607);

(2) properly submitting via telephone or Internet or filing a properly executed proxy in each case showing a later date in the manner provided in the proxy card; or

(3)    attending the Annual Meeting and voting in person (attendance at the Annual Meeting will not, by itself, revoke the proxy).

         Wells Fargo Shareowner Services representatives will be present at the meeting. In order to vote at the meeting, you will need to revoke your earlier proxy, provide identification to the Wells Fargo Shareowner Services representative and receive a new ballot.

Q: How does the Board recommend I vote on the proposal?	A: Our Board recommends a vote “FOR” each of the director nominees.

Q: Will anyone contact me regarding this vote?	A: No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or in person. In addition, we reserve the right to solicit proxies through our directors, officers and employees in person and by mail, telephone, facsimile or e-mail.

Q: What vote is required to pass Proposal 1?	A: The election of directors requires the affirmative vote of a majority of all votes cast, either in person or by proxy, at the Annual Meeting.

Q: What happens if I abstain from voting?	A: We will count proxies marked “ABSTAIN” as shares present for the purpose of determining the presence of a quorum. Proxies marked “ABSTAIN” will have the same effect as votes cast “AGAINST” Proposal 1.

Q: How will my shares be voted if I return a blank proxy card?	A: If you sign and send in your proxy card and do not indicate how you want to vote, your shares will be voted in the manner recommended by the Board and, accordingly, we will count your proxy as a vote “FOR” each of the director nominees named in this proxy statement.

Q: How will voting on any other business be conducted?	A: Although we do not know of any business to be conducted at the Annual Meeting other than the proposal described in this proxy statement, if any other business comes before the Annual Meeting, your signed proxy card gives authority to the proxy holders, John B. Zumwalt, III and Robert J. Paulsen, or any one of them, each with full power of substitution, to vote on those matters at their discretion.

Q: Who will bear the costs of this solicitation?	A: We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders.

Q: How can I find out the results of the voting at the Annual Meeting?	A: Preliminary voting results will be announced at the Annual Meeting. Final voting results are expected to be published in a current report on Form 8-K within four business days of the Annual Meeting.

ADDITIONAL INFORMATION

Householding of Proxy Materials	A single proxy statement may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please direct your written request to our Corporate Secretary at our principal executive office (4030 West Boy Scout Boulevard, Suite 700, Tampa, Florida 33607) or contact Mr. Donald Vrana at (813) 282-7275. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should also contact our Corporate Secretary or Mr. Vrana.

Annual Report and Available Information	Our annual report on Form 10-K for the fiscal year ended September 30, 2009 accompanies this proxy statement, but does not constitute a part of the proxy soliciting materials. Additional copies of our annual report on Form 10-K for the fiscal year ended September 30, 2009, including financial statements, but without exhibits, are available without charge to any person whose vote is solicited by this proxy statement upon written request to our Corporate Secretary at our principal executive office (4030 West Boy Scout Boulevard, Suite 700, Tampa, FL 33607). In addition, copies of our Audit Committee Charter, our Governance Committee Charter, our Compensation Committee Charter, our Nominating Committee Charter, and our Code of Conduct are available without charge upon written request to the above mailing address and also may be obtained without charge through our internal and external web sites. These documents are located on our external website at www.pbsj.com/AnnualMeeting.

COMPANY PROPOSAL REQUIRING YOUR VOTE

PROPOSAL 1

ELECTION OF DIRECTORS

Our Bylaws provide that we will have at least seven directors and that the number of directors constituting our Board will be determined from time to time by resolution adopted by the Board. During 2009, our Board voted to increase the size of our Board to nine members effective as of September 30, 2009 and appointed Messrs. Dobkin and Klatell to fill the newly created Board seats. In addition, in August of 2009 Mr. Phillip Searcy resigned from our Board and our Board appointed Mr. Bennett to fill the vacancy.

The current terms of office of all of our directors expire at the Annual Meeting. The Board proposes the election of the following nominees, all of whom are currently serving as directors, to hold office until the next annual meeting of shareholders to be held in 2011, or until their successors are duly elected and qualified. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, shares cast for that nominee will be voted for the election of a substitute nominee proposed by the Board.

Nominee and Current Committee Service	Principal Occupation, Business Experience, Other Directorships Held and Age
John B. Zumwalt, III	Mr. Zumwalt serves as our Chairman of the Board. He has been an officer and director of The PBSJ Corporation since 1995. He was President and Chief Executive Officer from 2002 to 2005 and Chairman and Chief Executive Officer since January 2005. Mr. Zumwalt has been employed with the Company since 1973. He is the former President and Director of the Florida Engineering Society, the former President of the Florida Institute of Consulting Engineers and a Founder of the Florida Engineering Leadership Institute. He has been recognized for his outstanding service to the engineering profession and has been awarded the Governor A.W. Gilchrist Award for public service. Mr. Zumwalt also serves on the Board of the Florida Chamber, serves on the Executive Committee of Florida Tax Watch and is also a member of the Florida Council of 100. He has also served as the past chair of the Florida Chamber Foundation and a past board member of Enterprise Florida. Mr. Zumwalt graduated from the University of Rhode Island with a degree in Civil and Environmental Engineering, and he was inducted into the Engineering Hall of Fame at the University of Rhode Island in 2004. He is 58 years old.

Robert J. Paulsen (Governance Committee)	Mr. Paulsen is Vice-Chairman and Secretary of the Board. He was named President in January 2009. Prior to this, he served as President and Chairman of the subsidiary company Post, Buckley, Schuh and Jernigan, Inc. (PBS&J), as well as its Chief Operating Officer and National Director of Transportation Services. Mr. Paulsen joined PBS&J in 1986, has been an officer of the Company since 1993, and a Director of the Company since 2000. He is a member of the American Society of Civil Engineers; Institute of Transportation Engineers; International Bridge, Tunnel and Turnpike Association; American Council of Engineering Companies; Florida Engineering Society; and Florida Institute of Consulting Engineers. Mr. Paulsen received his bachelor degree in Civil Engineering from Iowa State University in 1974 and is a licensed professional engineer in four states. He is 57 years old.

Nominee and Current Committee Service	Principal Occupation, Business Experience, Other Directorships Held and Age
Joel H. Bennett (Nominating, Compensation, and Governance Committees)	Mr. Bennett was appointed as an independent director of The PBSJ Corporation effective August 13, 2009. He previously served as an independent director on the boards of directors of the PBSJ subsidiaries; PBS&J and PBS&J International during 2009. Mr. Bennett has extensive experience in the consulting, engineering, and construction business. He is the current president of Alchemix Corporation and an independent consultant. Mr. Bennett was a Senior Vice President and held various senior management positions at Parsons Brinckerhoff, Inc. from 1997 until his retirement in 2006. He is a member of the American Institute of Chemical Engineers and has served on numerous boards and committees including those associated with the U.S. Department of Energy and universities in California. He is 73 years old.

Richard J. Dobkin (Audit and Compensation Committees)	Mr. Dobkin was appointed as an independent director of The PBSJ Corporation effective October 1, 2009. Since 2005, Mr. Dobkin has served on the Board of Directors of Cracker Barrel Old Country Store, Inc. (CBRL). In addition, he has been a member of the CBRL Audit Committee, and has served as its chairman since 2007. Mr. Dobkin has also served as a member of the CBRL Compensation Committee since 2006. Since 2005, Mr. Dobkin has also served as advisor and board member to several privately owned entrepreneurial businesses. Mr. Dobkin was the Tampa Managing Partner of Ernst & Young from 1987 through his retirement in June 30, 2005. He has served on the Board of Directors and Executive Committee of WEDU-TV (educational TV) since 2006; Board of Directors of the Museum of Science & Industry since 1994; and Tampa General Hospital Foundation Board of Directors since 2007. Mr. Dobkin is the former Chairman of the Tampa Committee of 100, an economic development organization and former Chairman of the Greater Tampa Bay Chamber of Commerce. He is a Certified Public Accountant, has a Bachelor’s degree from Pennsylvania State University and holds a master degree in Industrial Administration from Carnegie-Mellon University. He is 64 years old.

Robert E. Klatell (Nominating and Compensation Committees)	Mr. Klatell was appointed as an independent director of The PBSJ Corporation effective October 1, 2009. For nearly 30 years prior to his retirement at the end of 2003, Mr. Klatell was a senior executive officer of Arrow Electronics, Inc. and a member of the Board of Directors from 1989 to 2003. He served as Chief Executive Officer and a member of the Board of Directors of DICOM Group from November 2005 through the end of 2007 (now known as Kofax). He serves as Chairman of the Board of TTM Technologies, Inc.; Chairman of TTMs’ Nominating and Governance Committee; and serves on their Compensation Committee. In addition, Mr. Klatell was a Director of Datascope Corp., until the sale of that company in early 2009. He served on the Audit and Compensation Committees of Datascope and was Chairman of the Nominating and Governance Committee. From 2003 to 2006, he served as a Director of Mediagrif Interactive Technologies. Mr. Klatell is a graduate of Williams College with a BA in History and New York University School of Law (J.D.). He is 64 years old.

Nominee and Current Committee Service	Principal Occupation, Business Experience, Other Directorships Held and Age
Judy A. Mitchell (Governance Committee)	Mrs. Mitchell was appointed President of Peter R. Brown Construction in 1992 and has served as its Treasurer since 1987. We acquired Peter Brown in 2008. She currently serves on the boards of the Bank of Tampa, Homeless Emergency Project, BayCare Health System and while currently on the board was past chairman of Morton Plant Mease Health Care, Clearwater Regional Chamber of Commerce and Saint Paul’s School. She is currently serving as Co-Chairman of the Mayor’s task force for the St. Petersburg Rays Baseball Committee. She was awarded the Distinguished Alumni Award from Leadership Pinellas, the Mrs. Clearwater Civic Award from the Clearwater Chamber, the National Association of Community Leadership’s Distinguished Leadership Award and inducted into the Business Women’s Hall of Fame for the St. Petersburg Chamber. Mrs. Mitchell received a Bachelor of Science degree in Accounting from Ohio State University. She is 55 years old.

Wayne J. Overman	Mr. Overman has served as the Chief Operating Officer and Executive Vice President of PBS&J since June 2008 and a Director of the Company since 2007. He has been an officer of the Company since he joined PBS&J through the Company’s 1997 acquisition of Espey, Huston & Associates, Inc. (EH&A). Prior to June 2008, he served as the Deputy Service Director for PBS&J’s Transportation business line. In addition, he served as the Director of the Company’s Aviation Services division. He is an active member of the National Society of Professional Engineers, the Airport Council International-North America Technical Committee, the American Association of Airport Executives, American Society of Civil Engineers and the National Association of Corporate Directors, serving in various roles and committee chairs. Mr. Overman is a licensed professional engineer in 11 states and received a Bachelor of Science in Civil Engineering from Iowa State University. He is 55 years old.

William D. Pruitt (Audit and Compensation Committees)	Mr. Pruitt has been a Board member of The PBSJ Corporation since July 2005, and has been the Chairman of the Company’s Audit Committee since 2003. Mr. Pruitt served as Chairman of the audit committee of KOS Pharmaceuticals, Inc., a fully integrated specialty pharmaceutical company, until its sale in 2006. He was also Chairman of the Audit Committee for Adjoined Consulting, Inc., a full-service management consulting firm, until it was merged into Kanbay International, a global consulting firm in February 2006. Mr. Pruitt was also the Managing Partner from 1980 to 1999 for Arthur Andersen LLP’s Florida, Caribbean and Venezuela operations. Mr. Pruitt has a Bachelor of Business Administration from the University of Miami and is a Certified Public Accountant (inactive). He is 69 years old.

Frank A. Stasiowski (Audit, Nominating and Compensation Committees)	Mr. Stasiowski has been a director of the Company since July 2005 and has served on the Company’s Audit Committee since 2003. He also serves on the Board of Group GSA, LTD., a large architectural services firm in Sydney, Australia and Rodgers Consulting, a land asset improvement consulting firm Germantown, Maryland. He is a former member of the Board of Directors of Austin Veum Robbins Partners (AVRP) and DFD/Cornoyer Hedrick Architects. AVRP is an architecture, interior design and engineering firm in San Diego, California and DFD/Cornoyer Hedrick Architects is an architecture firm in Phoenix, Arizona. Mr. Stasiowski is also President and Chief Executive Officer of PSMJ Resources, Inc., a global publishing, education, consulting and trade show company, which he founded in 1977. Mr. Stasiowski is a licensed architect with degrees from the Rhode Island School of Design and a Master degree in Business Administration from Bryant University, and is a Fellow of the American Institute of Architects (FAIA). He is 60 years old.

Approval of each director nominee requires the affirmative vote of the holders of a majority of votes cast, with respect to shares present, either in person or by proxy, at the Annual Meeting.

The Board unanimously recommends a vote in favor

of each Director Nominee

INFORMATION ABOUT THE BOARD OF DIRECTORS

Board Purpose and Structure	The primary responsibility of the Board is to oversee the affairs of the Company for the benefit of all shareholders.

Board Meetings and Attendance	During our fiscal year 2009, the Board held eight board meetings. Each director attended at least 75% of the aggregate of the total number of meetings of: (1) the Board (which were held during the period for which he or she served as a director); and (2) all the committees authorized by the Board on which he or she served (which were held during the period that he or she served as a committee member).

It is our policy to invite the members of the Board to attend our annual shareholders’ meeting. All Board members who were Board members at the time attended the last shareholders’ meeting.

Board Committees	The Board has standing Audit, Compensation and Nominating Committees and has formed a Governance Committee comprised of directors and employees.

The Audit Committee currently is comprised of three non-management directors, Mr. Pruitt (Chairman), Mr. Dobkin, and Mr. Stasiowski. Although the Company is not a listed issuer and is not subject to the independence requirements of the New York Stock Exchange (“NYSE”) or any other exchange, our Board has determined that each of these directors is “independent” as defined by the rules of the NYSE and the SEC. The Audit Committee met six times during fiscal year 2009. A copy of the Audit Committee Charter is available on our internal and external websites. The primary responsibilities of the Audit Committee include the following:

• Monitoring the overall corporate “tone” for quality financial reporting, sound business risk practices and ethical behavior;

• Appointing, setting the compensation for, retaining and overseeing the work of the independent registered public accountants;

• Pre-approving all audit and non-audit services provided by the independent registered public accountants;

•        Reviewing and discussing the annual audited financial statements and quarterly unaudited financial statements, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, with management and the independent registered public accountants prior to filing of the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q;

• Reviewing with senior management the Company’s overall anti-fraud programs and controls;

•        Reviewing the Company’s compliance and ethics programs, including consideration of legal and regulatory requirements, including receiving reports from the Chief Ethics and Compliance Office, and review with management its periodic evaluation of the effectiveness of such programs;

•        Discussing the Company’s policies with respect to risk assessment and risk management, including the risk of fraud and discussing the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposure; and

• Serving as a direct line of reporting for the Company’s Internal Audit function.

The Compensation Committee currently is comprised of five non-management directors, Mr. Stasiowski (Chairman), Mr. Pruitt, Mr. Klatell, Mr. Dobkin and Mr. Bennett. Our Board has determined that each of these directors is “independent” as defined by the rules of the NYSE and the SEC. The Compensation Committee met six times during fiscal year 2009. A copy of the Compensation Committee Charter is available on our internal and external websites. The primary responsibilities of the Compensation Committee include the following:

•        Reviewing and approving the corporate goals and objectives that are relevant to the compensation of the Company’s executive officers, evaluating the performance of the executive officers (after consulting with the CEO) in light of those goals and objectives, and determining and approving the annual compensation of the executives based on that evaluation;

•        Administering and making recommendations to the Board with respect to the Company’s incentive compensation plans, equity-based compensation plans and other benefit programs in which the Company’s executives, directors and other key employees participate;

• Issuing annually a report on executive compensation for inclusion in the Company’s proxy statement; and

• Reviewing with management our Compensation Discussion and Analysis and recommending that it be included in our proxy statements and other filings.

Additional information about the process and procedures of the Compensation Committee is included in “Executive Compensation Discussion and Analysis” below.

The Nominating Committee currently is comprised of three Board members, Mr. Stasiowski (Chairman), Mr. Klatell, and Mr. Bennett. Our Board has determined that each of these directors is “independent” as defined by the rules of the NYSE and the SEC. The committee met three times during fiscal year 2009. A copy of the Nominating Committee Charter is available on our internal and external websites. The primary responsibilities of the Nominating Committee include the following:

• Developing a list of not more than three suggested names of potential new executive directors for any open position assigned by the Board to be filled;

• Comparing the qualifications of each candidate against approved qualifications to assure that each candidate meets all qualifications;

• Substantiating with written documentation the qualifications and background of each candidate put forth; and

• Developing and periodically reviewing and recommending to the Board appropriate revisions to the nominating process.

The Governance Committee currently is comprised of three directors, Mr. Paulsen (Chairman), Ms. Mitchell, and Mr. Bennett, along with two senior employee members. The committee met six times during fiscal year 2009. A copy of the Governance Committee Charter is available on our internal and external websites. The primary responsibilities of the Governance Committee include the following:

• Recommending foundation tenets and governance guidelines for the Company;

• Identifying and examining the need for different levels of governance for the Company and its operating subsidiaries to carry-out the Company’s strategic plan(s) and mission;

• Monitoring compliance with established tenets and guidelines, and periodically reviewing and recommending appropriate revisions; and

• Recommending qualifications, skills, and other desired background and selection criteria for members of the Board to be incorporated in the Company’s governance guidelines.

Director Independence	Our Amended and Restated Bylaws (Bylaws), require us to have at least seven Board members, with a combination of executive directors and not fewer than three independent directors. Messrs. Bennett, Dobkin, Klatell, Pruitt and Stasiowski are the independent directors and the Board has determined that each is “independent” as such term is defined by the rules of the NYSE. In making this determination, the Board considered the transactions between the Company and PSMJ Resources, Inc., of which Mr. Stasiowski is a principal. The Board determined that this relationship did not impair Mr. Stasiowski’s independence.

Director Nominees	Our Nominating Committee considers candidates for membership to the Board that are recommended by shareholders in the same manner as candidates are recommended by members of the Board or senior management.

Any shareholder wishing to recommend a director candidate should submit in writing the candidate’s name, biographical information and business qualifications to Mr. Frank Stasiowski, Chairman of the Nominating Committee, The PBSJ Corporation, 4030 West Boy Scout Boulevard, Suite 700, Tampa, Florida 33607. In accordance with the Nominating Committee Charter, a qualified candidate must possess the highest personal and professional integrity, have demonstrated exceptional ability and judgment and have the ability to work effectively with other members of the Board and provide the skills and expertise appropriate to best serve the long-term financial interests of our shareholders. All qualified submissions are reviewed by our Nominating Committee at the next appropriate meeting.

Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. In conducting this assessment, the Nominating Committee considers integrity, independence, diversity, extent of experience, length of service, number of other board and committee memberships, leadership qualities, the ability to exercise sound judgment and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

Communications with the Board	Shareholders and other interested parties may communicate directly with any of our senior managers or members of our Board by writing directly to those individuals at our principal executive office (c/o General Counsel, 4030 West Boy Scout Boulevard, Suite 700, Tampa, FL 33607) or e-mailing boardofdirectors@pbsj.com. Communications related to director candidate recommendations should be directed to the Chairman of the Nominating Committee, Mr. Stasiowski. In addition, we encourage communicating any concerns related to our financial or accounting practices directly to the Chairman of the Audit Committee, Mr. Pruitt.

The Board has instructed us to review all mail and to exercise discretion in determining whether to forward to members of the Board correspondence that is inappropriate such as business solicitations, frivolous communications and advertising. Directors may at any time request the Company to forward all communications received by us.

Code of Conduct	The Board has approved and adopted The PBSJ Corporation Code of Conduct, Building for the Future: Our Values, Principles, and Standards, as a statement of the Company’s core business ethics and compliance standards and values. These standards contain our core expectations as to the manner in which directors, officers, and employees will conduct business on behalf of PBSJ and our subsidiaries. All of our directors, officers, and employees are required to abide by our standards of business ethics and conduct to ensure that we operate in a consistent legal and ethical manner. The full text of our Code of Conduct is available on our internal and external websites. If we amend our Code of Conduct, then we would post such amendment on our internal and external websites, as required by applicable rules. If the Board grants any waiver of any ethics policy for any director or executive officer, such waiver shall be promptly posted on our internal and external websites. The Code of Conduct is located on our external website at www.pbsj.com/AnnualMeeting.

Our employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct. The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.

Compensation of Non-Management Directors	We do not pay director fees to directors who are also our employees. The following table sets forth information regarding non-management directors’ compensation in fiscal year 2009.

Non-Management Director Compensation For Fiscal Year 2009

Non-Management Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
William D. Pruitt	$100,000	$0	$0	$0	$100,000
Phillip E. Searcy (2)	$100,000	$0	$0	$0	$100,000
Frank A. Stasiowski	$100,000	$0	$0	$0	$100,000
Joel Bennett (2)	$0	$0	$0	$0	$0
Richard Dobkin (3)	$0	$0	$0	$0	$0
Robert Klatell (3)	$0	$0	$0	$0	$0

(1)	This column reports the amount of cash compensation earned in fiscal year 2009 for Board and Committee services.

(2)	Mr. Searcy resigned from the Board and all committees effective August 13, 2009. He was replaced by Mr. Bennett effective the same day. Mr. Bennett did not receive compensation as a Board member of The PBSJ Corporation during fiscal year 2009, however, Mr. Bennett did receive compensation as an independent board member of two PBSJ subsidiaries totaling $52,500.
(3)	Messrs. Dobkin and Klatell were appointed to the Board effective October 1, 2009, the first day of fiscal year 2010, and as such neither received compensation as a Board member during fiscal year 2009.

Description of Non-Management Director Compensation	Quarterly Retainer: Cash compensation of $25,000 is payable on the first business day of each quarter that a non-management director serves on the Board. No additional compensation is received for attending committee meetings or for serving as Chairman.

Equity Compensation Information

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price Of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected In Column (A))
	(A)	(B)	(C)
Equity Compensation Plan Approved by Security Holders (1)	—	$—	4,197,801
Equity Compensation Plan Not Approved by Security Holders (2)	—	$—	—

Total	—	$—	4,197,801

(1)	The Equity Compensation Plans approved by security holders are (i) the 2008 Employee Restricted Stock Plan, the purpose of which is to attract, retain, and reward high quality executives, directors, and other employees and officers who provide services to us, (ii) the 2008 Employee Stock Ownership and Direct Purchase Plan and (iii) the 2008 Payroll Stock Purchase Plan.
(2)	The Equity Compensation Plan not approved by security holders are (i) the key employee retention program of the key employee supplemental option plan, pursuant to which the company had agreements (subject to affirmation by the board) to issue shares and (ii) a restricted stock plan, under which the board approved the issuance of restricted shares of up to 2% of outstanding common stock in any year with no more than 10% of outstanding being restricted stock. Following the approval of the 2008 Employee Restricted Stock Plan, all equity awards under the key employee retention program have been made pursuant to the 2008 Employee Restricted Stock Plan.

AUDIT COMMITTEE DISCLOSURE

Information on Our Independent Registered Public Accountant Firm

Our Audit Committee engaged Deloitte & Touche LLP to serve as our independent registered public accountants for the 2009 fiscal year. A representative from Deloitte & Touche LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement and answer questions.

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of our financial statements for the fiscal years ended September 30, 2009 and September 30, 2008, and fees for other services rendered by Deloitte & Touche LLP during these periods.

	Fiscal Year 2009	Fiscal Year 2008
Audit Fees	$770,500	$960,060
Audit-Related Fees	—	—
Tax Fees	52,500	107,948
All Other Fees	—	170,924

Totals	$823,000	$1,238,932

Audit Services Fees. Audit services fees include fees for professional services rendered by Deloitte & Touche LLP in connection with the annual audit of our consolidated financial statements and review of financial statements included in our quarterly reports on Form 10-Q.

Audit-Related Fees. The Company did not incur fees with Deloitte & Touche LLP for audit-related services.

Tax Fees. Tax fees are associated with conducting a meals and entertainment study for purposes of determining the appropriate amount of tax deduction to be claimed on the Company’s tax returns.

All Other Fees. All other fees primarily include fees associated with performing benefits consulting for the Company’s health and welfare plans. The Company did not incur fees in this category during fiscal year 2009.

Audit Committee Disclosure	All audit-related service fees, tax service fees and other service fees were pre-approved by the Audit Committee, which concluded that the provision of those services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Policy on Audit Committee Pre-Approval	The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm.

On an on-going basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accounting firm. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee also has delegated the ability to pre-approve audit and permitted non-audit services to the Chairman of the Audit Committee, Mr. Pruitt, provided that any pre-approvals by the Chairman are reported to the Audit Committee at a subsequent Audit Committee meeting.

REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 20091

The Audit Committee has responsibility, under delegated authority from the Board, for providing independent, objective oversight of our accounting functions and internal controls. The Audit Committee is composed of independent directors and acts under a written charter adopted and approved by the Board. A copy of the Audit Committee Charter is available on our internal and external websites. The Board has determined that Mr. Pruitt, an independent director, is an audit committee financial expert as defined by the rules of the SEC.

The Audit Committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including developing, maintaining and monitoring our systems of internal controls over financial reporting. Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of our financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles. In fulfilling its oversight responsibilities, the Audit Committee:

•

reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ending September 30, 2009, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the adequacy and clarity of disclosures in our financial statements;

•

reviewed with our independent registered public accounting firm their judgment as to the quality, not just the acceptability, of our accounting principles, and such other matters as our independent registered public accounting firm are required to discuss with the Audit Committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

received from our independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with our independent registered public accounting firm their independence;

•	discussed with our independent registered public accounting firm the overall scope and plans for their respective audits;

•	met with our independent registered public accounting firm, with and without management present, to discuss the results of their examinations and the overall quality of our financial reporting; and

•	considered whether the provision by our independent registered public accounting firm of non-audit services is compatible with maintaining their independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that our audited financial statements be approved and included in our Annual Report on Form 10-K for the year ended September 30, 2009 filed with the SEC, and the Board approved the foregoing.

Respectfully Submitted,

THE AUDIT COMMITTEE

William D. Pruitt, Chairman

Richard J. Dobkin

Frank A. Stasiowski

[1]

The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The following table sets forth certain information regarding the Company’s directors and executive officers:

NAME	AGE	POSITION
John B. Zumwalt, III	58	Chairman of the Board and CEO
Robert J. Paulsen	57	Vice Chairman of the Board, President and Secretary
Joel H. Bennett	73	Director, non-employee
Richard J. Dobkin	64	Director, non-employee
Robert E. Klatell	64	Director, non-employee
Judy A. Mitchell	55	Director and Senior Vice President
Wayne J. Overman	55	Director and Senior Vice President
William D. Pruitt	69	Director, non-employee
Frank A. Stasiowski	60	Director, non-employee
Charles I. Homan	67	Senior Vice President
Donald J. Vrana	47	Senior Vice President, CFO and Treasurer
Benjamin P. Butterfield	49	Senior Vice President and General Counsel

Biographical information relating to our Directors, including our executive Directors, is included above under “Proposal 1—Election of Directors.”

Charles I. Homan, 67, has been Executive Vice President and President of the subsidiary company PBS&J since January 2009. Prior to that, Mr. Homan held several operational positions at PBS&J including National Service Director for the Civil Engineering Service from October 2002 to August 2007. Mr. Homan resigned his employment from the Company effective January 22, 2010.

Donald J. Vrana, 47, has been our Chief Financial Officer and Treasurer since October 2005. From 1996 to 2005, Mr. Vrana was employed at SITEL Corporation in various positions, most recently as Chief Accounting Officer, Controller and Treasurer. Mr. Vrana has a Bachelor of Science in Business Administration from the University of Nebraska in Lincoln and a Masters of Business Administration from Creighton University in Omaha, Nebraska.

Benjamin P. Butterfield, 49, has been our general counsel since August 2008. Mr. Butterfield previously served as general counsel for James Hardie Industries, N.V. from January 2005 through October 2007, after which time he served as a consultant to James Hardie Industries. From 2003 to 2004, Mr. Butterfield served as general counsel for Lennar Corporation and from 1996 to 2003 he served as general counsel to Hughes Supply, Inc. Prior to joining Hughes Supply, Mr. Butterfield was a partner in the Orlando law firm of Maguire, Voorhis & Wells, P.A. Mr. Butterfield has a Bachelor of Arts from Covenant College in Lookout Mountain, Tennessee and a Juris Doctor from Stetson University College of Law in St. Petersburg, Florida.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our Class A common stock as of December 15, 2009 by: (1) each director; (2) each of the executive officers listed on the “Summary Compensation” table (the “Named Executives”); (3) all of our executive officers and directors as a group; and (4) all those known by us to be beneficial owners of more than five percent of our Class A common stock. The applicable address for each beneficial owner, director, director nominee and executive officer listed in the table below is c/o The PBSJ Corporation, 4030 West Boy Scout Boulevard, Suite 700, Tampa, FL 33607.

	Class A Common Stock Beneficially Owned
Beneficial Owner	Number	Percentage (1)
Certain Beneficial Owners
The PBSJ Employee Profit Sharing and Stock Ownership Plan and Trust	2,915,438	52.96%
Directors and Named Executives
John B. Zumwalt, III (2)	48,031	*
Robert J. Paulsen (3)	134,928	2.45%
Joel H. Bennett	0	*
Richard J. Dobkin	0	*
Robert E. Klatell	0	*
Judy A. Mitchell	45,915	*
Wayne J. Overman (4)	28,459	*
William D. Pruitt	30,000	*
Frank A. Stasiowski	30,000	*
Donald J. Vrana (5)	22,163	*
Benjamin P. Butterfield (6)	4,762	*
All executive officers and directors as a group (12 persons) (7)	359,238	6.53%

*	Less than one percent.
(1)	The percentage of Class A common stock owned by each shareholder is based on 5,505,249 shares of our common stock outstanding as of December 15, 2009.
(2)	Includes 48,031 shares owned via The PBSJ Employee Profit Sharing and Stock Ownership Plan and Trust.
(3)	Includes 28,728 shares owned via The PBSJ Employee Profit Sharing and Stock Ownership Plan and Trust.
(4)	Includes 5,886 shares owned via The PBSJ Employee Profit Sharing and Stock Ownership Plan and Trust and 1,850 shares of non-vested restricted stock.
(5)	Includes 735 shares owned via The PBSJ Employee Profit Sharing and Stock Ownership Plan and Trust and 10,928 shares non-vested restricted stock.
(6)	Includes 26 shares owned via The PBSJ Employee Profit Sharing and Stock Ownership Plan and Trust and 4,000 shares of non-vested restricted stock.
(7)	Includes 86,888 shares owned via The PBSJ Employee Profit Sharing and Stock Ownership Plan and Trust and 16,778 shares of non-vested restricted stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s common stock, to file with the SEC reports of ownership and changes in ownership of common stock. Officers, directors and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file for review. To our knowledge, based solely on our review of the copies of these forms furnished to us and representations that no other reports were required, all Section 16(a) reporting requirements were complied with during the fiscal year ended September 30, 2009, except as follows: (a) Donald Vrana filed a late Form 4 on November 5, 2008 reporting an award of 10,000 shares of restricted stock granted on May 19, 2008 and a late Form 4 on April 3, 2009 reporting an award of 1,928 shares of restricted stock granted on January 28, 2009; (b) Benjamin Butterfield filed a late Form 3 on January 16, 2009 reporting his appointment as our Senior Vice President and General Counsel on August 28, 2008; (c) Clarence Anthony filed a late Form 4 on February 25, 2009 reporting an award of 344 shares of restricted stock granted on February 12, 2009; (d) Cecilia Green filed a late Form 4 on February 25, 2009 reporting an award of 344 shares of restricted stock granted on February 12, 2009; (e) Max Crumit filed a late Form 4 on April 1, 2009 reporting an award of 723 shares of restricted stock granted on January 28, 2009; (f) William Pruitt filed a late Form 4 on April 2, 2009 reporting the acquisition of 10,000 shares on March 29, 2009; (g) Frank Stasiowski filed a late Form 4 on April 3, 2009 reporting the acquisition of 10,000 shares on March 29, 2009; (h) Judy Mitchell filed a late Form 3 on June 30, 2009 reporting her appointment as our Senior Vice President on January 26, 2009; (i) Charles Homan filed a late Form 3 on July 10, 2009 reporting his appointment as the President of PBS&J Inc. on April 2, 2009; (j) Joel Bennett filed a late Form 3 on October 7, 2009 reporting his appointment as a director of our Company on August 13, 2009.

REPORT OF THE COMPENSATION COMMITTEE FOR FISCAL YEAR 20091

The Compensation Committee has reviewed and discussed with management the Executive Compensation Discussion and Analysis contained in this proxy statement and, based on such review and discussion, the Compensation Committee recommended to the Board that the Executive Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009.

Respectfully Submitted,

THE COMPENSATION COMMITTEE

Frank A. Stasiowski, Chairman

Joel H. Bennett

Robert J. Dobkin

Robert E. Klatell

William D. Pruitt

[1]

The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee during the last completed fiscal year served as one of our officers or employees or was formerly our officer at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

General Statement of Compensation Philosophy

The Company adheres to a compensation philosophy wherein compensation is contingent upon an individual’s successful performance of primary duties and responsibilities within the context of his/her job; employees are expected to demonstrate the highest degree of personal integrity and ethics, and to exhibit the highest levels of professional competence in the execution of those duties and responsibilities. Our compensation program is designed to reward those aspects of our Named Executive’s performance.

The Company has adopted a philosophy whereby executives are to be compensated competitively for each respective position based on analyses of industry benchmark data, with the potential for escalating incentive bonuses for exceedingly superior performance. The benchmark analyses included data from three sources: PSMJ Executive Management Survey; EFCG Executive Compensation Survey; and a proxy analysis of public peers that included Michael Baker Corporation, Hill International, Inc., Tetra Tech, Inc., Stantec Inc., Englobal Corp., TRC Companies, Inc. and VSE Corporation.

Components of Executive Compensation

Compensation of the Company’s Named Executives consists of the following:

Base Salary: Base salary is typically the largest component of executive compensation. The Compensation Committee endeavors to ensure that our executives receive a competitive base salary. Annually, salaries for the CEO, CFO, and the three next most-highly compensated executives of the Company are reviewed and adjusted by the Compensation Committee, a committee composed of three independent directors of the Company.

Incentive Bonus: Executive incentive bonuses are determined by the Compensation Committee in November or December of each year. Bonuses are based on a review of the executive’s performance (as defined and rated based on the individual’s performance scorecard from the prior fiscal year). In addition to overall company financial performance, metrics of the fiscal year 2009 performance scorecard included developing a 5 year strategic plan, exploring capitalization options, identifying and pursuing acquisition targets, establishing effective internal controls over financial reporting, and leadership succession planning.

Key Employee Capital Accumulation Plan (KECAP): The KECAP is a non-qualified defined contribution plan that enables participants to make pretax deferrals of salary and bonus and receive a discretionary contribution from the Company based on our performance. The KECAP allows participants to defer up to 50% of base salary and 100% of annual bonus (on a pre-tax basis) to help them accumulate savings for retirement and future income needs. In addition, the KECAP allows the Company at its sole discretion to credit participant’s accounts with Company contributions. Currently, the KECAP is available to all officers of the Company (Vice President and higher).

Key Employee Supplemental Option Plan (KESOP): The KESOP is a non-qualified deferred compensation program for the benefit of executives and key management positions and is divided into two levels:

1. Tier 1 (KERP), wherein the Company awards restricted stock in the amount of 5% of an executive’s or senior manager’s salary annually.

2. Tier 2 (KESIP), was discontinued effective September 30, 2008 for all currently employed participants. The KESIP was replaced by the KECAP, whereby the present value of benefits under the KESIP became the opening balances under the KECAP.

PBSJ Employee Profit Sharing and Stock Ownership Plan and Trust: This plan is an employee stock ownership plan with a 401(k) feature. The Company makes contributions to this plan at its discretion, typically matching 50% of employee contributions up to a maximum of 6% of an employee’s salary. The employer contributions are vested on a five-year vesting schedule in which an employee vests 20% of employer contributions for each year of service up until full vesting at five years of service. In addition, the Company may make additional annual contributions contingent upon the financial performance of the Company. Named Executives receive no additional benefits above and beyond those available to other full-time employees.

Employee Stock Ownership and Direct Purchase Plan: This plan provides the opportunity for eligible Company employees to purchase a stated number of shares of Company stock at a specified price. Named Executives are eligible to participate under the plan on terms available to other full-time employees. The Company’s shareholders have approved shares of common stock for this purpose and as of September 30, 2009, 2,354,827 shares of common stock remained eligible for future issuance under this plan.

Employee Restricted Stock Plan: In some instances, the Company may award to Named Executives a defined amount of restricted stock, typically as a retention tool or as a signing bonus upon employment. The Company’s shareholders have approved shares of common stock for this purpose and as of September 30, 2009, 1,360,418 shares of common stock remained eligible for future issuance as restricted stock. The restricted stock does not vest until the defined restrictions are met.

Employee Stock Purchase Plan: This plan provides the opportunity for eligible employees of the Company to purchase shares of Company stock through payroll deduction at a 10% discounted purchase price. The plan qualifies as an “employee stock purchase plan” under Internal Revenue Code Section 423. Named Executives are eligible to participate under the plan and receive no additional benefits above and beyond those available to other full-time employees. The Company’s shareholders have approved shares of common stock for this purpose and as of September 30, 2009, 482,556 shares of common stock remained eligible for future issuance under this plan.

Benefits: The Company provides all of its full-time employees with health benefits. Executives benefit at the same levels and rates as all full-time employees; the amount of Company benefit is defined annually.

PTO Cash-in: The Company administers a “PTO Cash-In” Program, wherein employees have the opportunity to “sell” unused PTO (Paid Time Off) back to the Company at their current hourly rate (as defined by annual salary/2,080 for exempt employees). This benefit is available for a two-week period in November of each year and is subject to a maximum number of hours to be cashed in and a minimum number of hours to be carried over to the following year.

Car Allowance: Executives and key management are typically provided a car allowance, which may be used toward the cost of car ownership, including leases/loans, insurance, and maintenance. In some instances, certain executives are allowed usage of a Company leased vehicle in lieu of receiving a car allowance.

Club Fees and Dues: In some instances, the Company may fund club fees or membership dues for clubs for the personal, business and/or private use of an executive.

Frequency of Executive Compensation Review

Executive compensation is to be reviewed at least once annually by the Compensation Committee. This review includes a thorough analysis of total compensation and all of its individual components, as well as a comparative analysis of executive compensation as compared to industry peers. Except as set forth in “Determination of Long-Term Incentive Awards,” in fiscal year 2009 the Company did not utilize any compensation consultants in connection with the review of executive compensation.

Any recommended or proposed off-calendar alterations to an executive’s compensation by the Board must be reviewed and approved in advance by the Compensation Committee.

Determination of Executive Salary

The salary review process for executives mirrors that of the Company staff as a whole. Generally, executive salaries rise modestly and typically within the benchmarked range prescribed by the salary increase budget, unless more aggressive increases are deemed necessary to keep pace with escalating market salaries. The Company has adopted a philosophy whereby executives are to be compensated competitively for each respective position based on analyses of industry benchmark data. The benchmark analyses include data from three sources: PSMJ Executive Management Survey; EFCG Executive Compensation Survey; and a proxy analysis of public peers that included Michael Baker Corporation, Hill International, Inc., Tetra Tech, Inc., Stantec Inc., Englobal Corp., TRC Companies, Inc. and VSE Corporation.

Based on the results of this process, the Compensation Committee makes executive salary adjustments to be effective on the first day of the first pay period in January of the coming year.

Determination of Incentive Bonus

The Company has adopted and maintained a principled approach to profit distribution. The Company has committed itself to a basic formula where income after taxes is generally split equally between special programs (which includes ESOP/PBSJ Trust and incentive plan) and retained earnings. Of the pool earmarked for special programs, the Company generally funds the 401(K) and ESOP/PBSJ Trust, with the remaining funds being allocated for PBSJ bonus programs.

With the understanding that there may be some subjective consideration that may cause the calculation of the executive bonus pool to vary from year to year, the procedure used to determine the size of the pool must be submitted to and approved by the Compensation Committee prior to finalization. Furthermore, the Committee is under no obligation to use the entire pool of money allocated for executive bonuses.

The Compensation Committee reviews each executive individually and determines the appropriate bonus, taking into account individual and financial performance (as evaluated against his/her respective performance scorecard and budget), general contributions to overall Company performance, industry benchmarks as a test of reasonableness and competitiveness, and the recommendations made by the Chairman of the Board. Based on the results of this analysis, the Compensation Committee makes a recommendation for executive bonuses to be paid in concert with non-executive incentive awards in early December. The Compensation Committee utilizes the same benchmarking data for incentive bonus analyses as it does for executive salary.

Compensation Consultants

In May 2009, the Compensation Committee directed Grahall Consulting Partners (“Grahall”), an independent compensation consulting firm, to do an assessment of the current incentive compensation plans for senior officers of the Company. Grahall’s assessment determined that the current incentive compensation plans are not competitive in the market. In its reports to the Committee, Grahall noted that the Company’s “current rewards architecture lack linkage to multi-year business strategies,” and that “implementation of a multi-year performance incentive plan is long overdue.” The reports also note that total cash compensation and total direct compensation payable to the Company’s senior officers are “below market median” and that “100% of public company competitors employ a multi-year performance incentive plan.” For those reasons, Grahall recommended “a performance share cycle plan for designated executives, focused on improved performance through better execution, and utilizing a scorecard design.” The Compensation Committee has recommended that the Board of Directors approve a long term incentive compensation plan for the Company; the Board of Directors is currently evaluating the recommendation of the Compensation Committee but no action on the plan will be taken at the Annual Meeting.

Delegation of Limited Authority to the Compensation Committee and CEO for Equity Awards

The Board has delegated to the Compensation Committee the authority and responsibility for approving all awards of equity to our executives and other participants. The Board has also delegated limited authority to

Mr. Zumwalt to grant restricted stock awards to eligible participants other than directors and executive officers. The purpose of this delegation is to facilitate the timely grant of restricted stock awards to non-executive officers, particularly new employees, in interim periods between scheduled meetings of the Compensation Committee.

In addition, the Compensation Committee charter provides the Compensation Committee with the authority to delegate to subcommittees and one or more designated members of the Compensation Committee the authority to perform certain duties on behalf of the Committee, including, to the extent permitted by applicable law, the delegation to our Chief Executive Officer or a subcommittee of at least two members of the Compensation Committee the authority to grant equity awards subject to such conditions or limitations as the Committee may from time to time prescribe. However, the Compensation Committee may not delegate to the CEO the authority to grant awards to, or make any other determinations with respect to any awards to, any of our directors or executive officers.

Total Compensation Review for 2009

The Compensation Committee reviewed a thorough analysis of industry benchmarks for executive compensation in peer firms within the industry and comparable companies outside the industry. This analysis focused primarily on total cash compensation (salary and bonus) due to the limited availability of benchmark information for true total compensation. The Compensation Committee reviewed the fiscal year 2009 Performance Scorecards for the Named Executives, which included multiple financial and non-financial performance metrics (actual versus budget) against which each was evaluated.

Base Salary

The Compensation Committee observed that compensation levels for both the Chairman and President were below the benchmark median. On May 14, 2009, the Compensation Committee reviewed their base salary in light of financial and organizational improvements since the 2008 fiscal year end. Based on this review, and after considering the results of a mid-year base compensation analysis utilizing data from PSMJ Resources Inc’s 2009 Executive Compensation Survey, the Committee approved increases of $55,000 for Mr. Zumwalt and $34,000 for Mr. Paulsen. The increases were effective May 25, 2009.

In November 2009, the Compensation Committee met to determine whether to increase any of the Named Executives’ salaries for the 2010 calendar year. Due to current economic conditions and considering the mid-year adjustments mentioned above, the Compensation Committee decided not to adjust the base salaries for the Named Executives at this time.

Name	Title	Current Base Salary	Base Salary as of January 1, 2010
John B. Zumwalt, III	Chairman of the Board and Chief Executive Officer	$450,000	$450,000
Donald J. Vrana	SVP & Chief Financial Officer	$290,500	$290,500
Robert J. Paulsen	Secretary and President	$300,000	$300,000
Benjamin P. Butterfield	SVP & General Counsel	$262,500	$262,500
Wayne J. Overman	PBS&J EVP and Chief Operating Officer	$275,000	$275,000

Incentive Bonus Plan and Restricted Stock Grants

For fiscal year 2008, the Compensation Committee postponed incentive bonuses for Messrs. Zumwalt, Paulsen, Overman and Vrana. The Compensation Committee reviewed their performance at mid-year and determined that the following incentive bonuses were appropriate: Mr. Zumwalt—$75,000; Mr. Paulsen—$50,000; Mr. Overman—$56,000; and Mr. Vrana—$20,000. These amounts are included in the table shown below under Non-Equity Incentive Plan Compensation.

For fiscal year 2009, the Committee reviewed the performance of the Named Executives based on established company-wide criteria which included earnings before interest, taxes, depreciation, and amortization; increase in market capitalization; progress on 2015 strategic plan, and increase in shareholders equity for all Named Executives except Mr. Overman. In addition, the following performance criteria were considered: Mr. Zumwalt: mergers and acquisitions and succession planning; Mr. Paulsen: sustainability and the Company’s control environment; Mr. Vrana: Sarbanes Oxley controls, cash management and collection, and financial support to technical professionals; Mr. Butterfield: corporate governance, ethics and compliance and settlement of material litigation. Mr. Overman’s performance criteria related to our PBS&J subsidiary and included net earned revenue, chargeability, operating income, progress on 2015 strategic plan, and Sarbanes Oxley controls.

Based on fiscal year 2009 performance described above, the Compensation Committee approved cash incentive bonus awards for the Named Executives as follows: Mr. Zumwalt—$120,000; Mr. Paulsen—$90,000; Mr. Overman—$65,000; Mr. Vrana—$88,000; and Mr. Butterfield—$80,000. These amounts are also included in the table shown below under Non-Equity Incentive Plan Compensation.

In addition, the Compensation Committee approved granting the Named Executives 3-year restricted stock awards pursuant to our 2008 Employee Restricted Stock Plan as follows: Mr. Zumwalt—$60,000; Mr. Paulsen—$30,000; Mr. Overman—$20,000; Mr. Vrana—$27,000; and Mr. Butterfield—$30,000. The number of restricted shares granted was determined based on the September 30, 2009 valuation for our Class A common stock, rounded to the closest whole share, and will vest in equal increments on January 14, 2011, 2012 and 2013.

Severance and Change in Control Payments

We have entered into an agreement with one of our Named Executives that contains severance and change-in-control provisions, the terms of which are described below in the section entitled “Potential Payment Upon Termination or Change-in-Control.” In this instance, we believe severance is appropriate in order to allow us to attract and retain the services of this executive.

Perquisites and Other Employee Benefits

We generally provide few and modest perquisites to our Named Executives, all of which are intended to minimize distractions, improve job efficiency and allow the Named Executives to concentrate on our business. An item is not a perk if it is integrally and directly related to the performance of the executive’s duties. The perquisites awarded to Named Executives have been quantified in the “Summary Compensation” table and are identified in the footnotes to the table.

All of our Named Executives are eligible to receive standard benefits such as medical, dental, vision, disability and life insurance and participation in our 401(k) plan and employee stock ownership plan. These benefits are available to all of our salaried employees and do not discriminate in favor of Named Executives.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding salary, bonus, equity awards and other benefits paid for services rendered to The PBSJ Corporation by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (collectively the “Named Executives”) for the fiscal years ended September 30, 2009, 2008, and 2007, as applicable.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
John B. Zumwalt, III	2009	$399,231	$0		$0	$0	$120,000	$19,102	$58,719	$597,052
Chairman of the Board and Chief Executive Officer	2008	$338,846	$0		$0	$0	$75,000	$59,782	$44,523	$518,151
	2007	$318,750	$0		$12,603	$0	$150,000	$36,362	$35,206	$552,921

Donald J. Vrana	2009	$288,808	$0		$133,842	$0	$88,000	$0	$39,635	$550,285
Senior Vice President and Chief Financial Officer	2008	$278,846	$0		$78,749	$0	$20,000	$0	$35,594	$413,189
	2007	$261,250	$0		$36,900	$0	$115,000	$0	$75,835	$488,985

Robert J. Paulsen	2009	$274,615	$0		$0	$0	$90,000	$19,123	$36,988	$420,726
Vice Chairman, Secretary and President	2008	$256,923	$0		$2,966	$0	$50,000	$56,945	$33,210	$400,044
	2007	$255,385	$0		$3,559	$0	$80,000	$33,708	$28,309	$400,961

Benjamin P. Butterfield (1)	2009	$258,654	$37,500	(6)	$69,065	$0	$80,000	$0	$21,164	$466,383
Senior Vice President and General Counsel

Wayne J. Overman (1)	2009	$267,308	$0		$9,979	$0	$65,000	$0	$27,734	$370,021
PBS&J EVP and Chief Operating Officer

(1)	Messrs. Butterfield and Overman were not Named Executives in fiscal years 2008 or 2007; therefore, only fiscal year 2009 information has been included in the Summary Compensation Table.
(2)	Represents the dollar amount recognized for financial reporting purposes with respect to our 2009 fiscal year for the fair value of restricted stock awarded in 2009 as well as prior fiscal years, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Footnote 12 “Restricted Stock” in our Form 10-K for the respective fiscal years. See the “Grants of Plan-Based Awards In Fiscal Year 2009” table for further information on all restricted stock awards issued in 2009. These amounts reflect our accounting expense for restricted stock awards, and do not correspond to the actual values that may be realized by the Named Executives.
(3)	Reflects cash awards to the Named Executives under our Incentive Bonus Plan, which is discussed in further detail under the heading, “Executive Compensation—Compensation Discussion and Analysis—Incentive Bonus Plan and Restricted Stock Grants.”
(4)	Represents the annual change in the post retirement liability in 2009. For additional information on the valuation assumptions used to calculate the liability, refer to the table entitled “Pension Benefits” as well as Footnote 10 “Retirement Plans” in our Form 10-K for our fiscal year ended September 30, 2009.
(5)	Calculated based on the aggregate incremental cost to PBSJ to provide these benefits. Amounts shown for 2009, 2008 and 2007 include:

Name	Year	Automobile Expense	Paid Time Off Cash In	Health & Welfare Benefits	Registrant Contribution to Defined Contribution Plan	Registrant Contribution to Deferred Compensation Plan	Membership Dues	Relocation Expenses	Total Other Compensation ($)
John B. Zumwalt, III	2009	$9,454	$17,308	$9,015	$4,154	$0	$18,788	$0	$58,719
	2008	$9,454	$13,270	$9,288	$3,376	$0	$9,135	$0	$44,523
	2007	$9,454	$12,500	$5,442	$3,188	$0	$4,622	$0	$35,206

Donald J. Vrana	2009	$8,481	$11,173	$9,784	$8,076	$2,121	$0	$0	$39,635
	2008	$8,481	$10,962	$9,288	$6,863	$0	$0	$0	$35,594
	2007	$8,481	$10,192	$5,442	$6,713	$0	$0	$45,007	$75,835

Robert J. Paulsen	2009	$11,400	$11,538	$5,812	$8,238	$0	$0	$0	$36,988
	2008	$10,502	$10,000	$5,845	$6,863	$0	$0	$0	$33,210
	2007	$8,462	$7,692	$5,442	$6,713	$0	$0	$0	$28,309

Benjamin P. Butterfield	2009	$11,400	$0	$5,966	$3,798	$0	$0	$0	$21,164

Wayne J. Overman	2009	$11,400	$0	$8,207	$8,127	$0	$0	$0	$27,734

(6)	Consists of $37,500 of a hiring bonus paid as a condition of Mr. Butterfield’s offer letter.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2009

The following table sets forth information regarding non-equity and equity awards granted to the Named Executives in fiscal year 2009.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards(6)
John B. Zumwalt, III		—	(1)	—
Donald J. Vrana	1/1/09	1,928	(2)	$55,989
Robert J. Paulsen		—	(3)	—
Benjamin P. Butterfield		—	(4)	—
Wayne J. Overman		—	(5)	—

(1)	Mr. Zumwalt’s restricted stock award of 1,526 shares (based on the 9/30/09 stock price) granted on January 14, 2010 is not reflected in this table. This award will vest in equal increments on January 14, 2011, 2012 and 2013.
(2)	The restricted stock award of 1,928 shares granted on January 1, 2009 will vest on January 1, 2014. The restricted stock award of 687 shares (based on the 9/30/09 stock price) granted on January 14, 2010 is not reflected in this table. This award will vest in equal increments on January 14, 2011, 2012 and 2013.
(3)	Mr. Paulsen’s restricted stock award of 763 shares (based on the 9/30/09 stock price) granted on January 14, 2010 is not reflected in this table. This award will vest in equal increments on January 14, 2011, 2012 and 2013.
(4)	Mr. Butterfield’s restricted stock award of 763 shares (based on the 9/30/09 stock price) granted on January 14, 2010 is not reflected in this table. This award will vest in equal increments on January 14, 2011, 2012 and 2013.
(5)	Mr. Overman’s restricted stock award of 509 shares (based on the 9/30/09 stock price) granted on January 14, 2010 is not reflected in this table. This award will vest in equal increments on January 14, 2011, 2012 and 2013.
(6)	Represents the full grant date fair value based on the current stock valuation at the time of award.

OUTSTANDING EQUITY AWARDS AS OF THE END OF FISCAL YEAR 2009

The following table sets forth information regarding the outstanding equity awards held by our Named Executives as of the end of fiscal year 2009.

	Option Awards				Stock Awards
Named	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
John B. Zumwalt, III	—	—	—	—	—		—	—	—
Donald J. Vrana	—	—	—	—	11,928	(2)	$468,890	—	—
Robert J. Paulsen	—	—	—	—	—		—	—	—
Benjamin P. Butterfield	—	—	—	—	4,000	(3)	$157,240	—	—
Wayne J. Overman					1,850	(4)	$72,724

(1)	The market value of the stock awards is based on the independently appraised value of our common stock as of September 30, 2009, which was $39.31.
(2)	Mr. Vrana’s restricted stock awards will vest as follows: 1,000 shares on October 31, 2009 and 2010; 2,000 shares on May 13, 2010, 2011, 2012 and 2013; and 1,928 shares on January 1, 2014.
(3)	Mr. Butterfield’s restricted stock awards will vest as follows: 1,000 shares on August 4, 2010, 2011, 2012 and 2013.
(4)	Mr. Overman’s restricted stock awards will vest on December 1, 2012.

RESTRICTED STOCK AWARDS VESTED DURING FISCAL YEAR 2009

The following table provides information pertaining to the amounts realized on the vesting of restricted stock during fiscal year 2009 for the individuals named in the “Summary Compensation Table” set forth above.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired On Vesting	Value Realized On Vesting (1)
John B. Zumwalt, III	—	—	—	—
Donald J. Vrana	—	—	3,000	$87,760
Robert J. Paulsen	—	—	—	—
Benjamin P. Butterfield	—	—	1,000	$29,040
Wayne J. Overman	—	—	—	—

(1)	The value realized on vesting is based on the independently appraised value of our common stock at the time of vesting.

PENSION BENEFITS

The following table sets forth information regarding the non-qualified defined benefit pension plan for our Named Executives in fiscal year 2009.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
John B. Zumwalt, III	—	—	329,940	—
Donald J. Vrana	—	—	—	—
Robert J. Paulsen	—	—	300,596	—
Benjamin P. Butterfield	—	—	—	—
Wayne J. Overman	—	—	—	—

(1)	Effective September 30, 2008, the KESIP was discontinued for all currently employed participants. The KESIP was replaced by the Key Employee Capital Accumulation Plan (KECAP). The benefits shown in the table represent the post-retirement health portions of Messrs. Zumwalt and Paulsen’s previous KESIP agreements which the Company is rewriting as separate employment agreements to be in compliance with Internal Revenue Code section 409(A).

Non-Qualified Defined Benefit Pension Plan

During fiscal year 2009, the Company maintained a two tiered noncontributory, unfunded, nonqualified defined benefit pension plan. The Key Employee Supplemental Option Plan (KESOP) was a two tiered plan that provided key officers and employees postretirement benefits. Tier one of the KESOP, known as the Key Employee Retention Program (KERP), provided an annual restricted stock award equal to five percent of the participant’s annual gross salary for a period of up to ten years. Benefits under the KERP vest at age 56 and after ten years of participation in the Plan and continuous service with the Company. Tier two of the KESOP, known as the Supplemental Income Program (KESIP), was an unfunded plan that provides participants with retirement income for a specified period of between 10 and 15 years upon retirement, death, or disability. Participants in the KESIP must also reach age 56, have ten years of participation in the Plan and had been continuously employed by the Company. The plan fixes a minimum level for retirement benefits to be paid to participants based on the participants’ position at the Company and their age and service at retirement.

Effective September 30, 2008, the KESIP was discontinued for all currently employed participants. The KESIP was replaced by the Key Employee Capital Accumulation Plan (KECAP). Unlike the KESIP, which was a defined benefit plan, the KECAP is a defined contribution plan that enables participants to make pretax deferrals of salary and bonus and receive a discretionary contribution from the Company based on company performance. In its initial year, the KECAP was made available to all officers of the Company (Vice President and higher). The present values of benefits under the KESIP were settled on September 30, 2008 and became the opening balances under the KECAP. For fiscal year 2009, the Company approved a discretionary contribution to all KECAP participants equal to 50% of the participant’s base salary deferred up to a maximum of 6% of base salary.

NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth information regarding the non-qualified defined contribution plan for our Named Executives in fiscal year 2009.

Name	Executive Contributions in Fiscal Year 2009 ($)	Registrant Contributions in Fiscal Year 2009 ($)(1)	Aggregate Earnings in Fiscal Year 2009 ($)	Aggregate Balance at September 30, 2009 ($)
John B. Zumwalt, III	—	—	59,519	920,178
Donald J. Vrana	4,242	—	442	4,684
Robert J. Paulsen	—	—	57,393	887,311
Benjamin P. Butterfield	—	—	—	—
Wayne J. Overman	—	—	35,664	215,057

(1)	The following amounts relating to fiscal year 2009 have been approved but have not yet been contributed to the KECAP: Mr. Vrana—$2,121.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We executed an Offer of Employment with Donald J. Vrana that will require us to provide to him certain payments in the event of his termination of employment by the Company or a change in control of the Company. In order to illustrate the amount of this potential payment, the below table assumes that a triggering event with respect to Mr. Vrana occurred on September 30, 2009.

	Voluntary Termination	Involuntary Not For Cause Termination	Termination After a Change-in-Control
Payment Upon Termination (1)	$0	$0	$0
Cash Severance	$0	$145,250	$145,250
Total	$0	$145,250	$145,250

(1)	For purposes of this analysis, we assumed a base salary equal to $290,500. We are obligated to make a payment to Mr. Vrana in connection with the termination of his employment pursuant to the Offer of Employment, dated October 3, 2005. We are obligated to pay a lump sum payment equal to six months of Mr. Vrana’s current base salary if we terminate his employment without cause or for reasons related to a change in control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy for Review of Related Person Transactions

The Board’s policies regarding potential or actual related-person transactions and the determination of potential conflicts of interest are generally set forth in our Code of Conduct which is available on our internal and external websites. The Board has delegated to the Audit Committee the responsibility for reviewing and approving matters in which a director or executive officer of the Company may have a direct or indirect material interest. The Audit Committee evaluates related-person transactions on a case-by-case basis and takes appropriate steps to assure that all directors voting on a matter are disinterested with respect to that matter.

Related Person Transactions During Fiscal Year 2009

Throughout fiscal year 2009, we purchased $1,478 of products and services from PSMJ Resources, Inc. Frank A. Stasiowski, PSMJ Resources Inc.’s President and Chief Executive Officer, joined our Board of Directors in July 2005. Our Audit Committee did not review the PSMJ Resources, Inc. purchases since the overall amount was deemed immaterial.

Throughout fiscal year 2009, Mr. Phillip Searcy received payments from the Company totaling approximately $129,000 in accordance with his Supplemental Income Plan which originated when Mr. Searcy was employed with the Company. Mr. Searcy left full-time employment with the Company in 1996, joined our Board of Directors in July 2005, and resigned from our Board of Directors in August 2009.

Related Person Transaction with Director

On December 15, 2008, we entered into a Stock Purchase Agreement, or the Purchase Agreement, among Judy Mitchell, who is one of our directors, John R. Stewart and Eduardo Vargas, which we collectively refer to as the Sellers, pursuant to which we agreed to purchase all of the issued and outstanding shares of capital stock of Peter R. Brown Construction, Inc., (PRBC), a Florida corporation, for an aggregate purchase price of $16.0 million, subject to certain adjustments described in the Purchase Agreement. The purchase price consisted of (i) $12.0 million in cash and (ii) $4.0 million of restricted shares of our common stock issued pursuant to our 2008 Employee Restricted Stock Plan. The closing of the transaction took place on December 31, 2008. The aggregate number of shares of common stock issued to the Sellers in connection with the transaction was based on the price per share of our common stock as determined in accordance with the valuation as of September 30, 2008 prepared by independent valuation firms. Of the consideration payable in the transaction, Ms. Mitchell received approximately $4.0 million in cash and approximately 45,915 shares of our common stock, subject to adjustment as further set forth in the Purchase Agreement.

In connection with the Purchase Agreement, PRBC agreed to enter into an Employment Agreement with Ms. Mitchell, to be effective as of the closing date of the transaction, pursuant to which she will act as the President of PRBC on a full-time basis. The Employment Agreement provides for an initial base salary of $260,000 per year, reviewable annually during the term of Ms. Mitchell’s employment. The base salary may be increased, but not decreased, in PRBC’s discretion. The base salary will also be increased, starting on January 1, 2010, and each anniversary thereafter until the date of termination of the Employment Agreement, based on the consumer price index. Under the Employment Agreement, Ms. Mitchell is also entitled to receive a performance-based bonus on each of December 31, 2009, 2010, and 2011 based on PRBC’s performance during each of the immediately preceding fiscal years. The target bonus amount is equal to $666,666 per fiscal year, two-thirds of which is based on PRBC’s achieving certain earnings targets, and one-third of which is based on PRBC achieving certain targeted backlog amounts. Ms. Mitchell’s actual performance-based bonus, however, could be higher based on PRBC achieving certain earnings and backlog targets, and there is no cap on the amount of performance-based bonus payable to Ms. Mitchell. Ms. Mitchell will also be entitled to PRBC’s standard benefits package, as well as payment of certain additional insurance premiums, reimbursement of certain expenses, and payment of limited membership and association fees.

Upon a change of control (as defined in the Employment Agreement) of PRBC, PRBC is required to pay to Ms. Mitchell an amount equal to $666,666 multiplied by the number of years (rounded up in the case of a partial year) remaining in the initial term of the Employment Agreement, provided the Employment Agreement is terminated in connection with the change of control.

PRBC is entitled to terminate Ms. Mitchell’s employment upon her death, disability, and for cause (as defined in the Employment Agreement). PRBC may also terminate Ms. Mitchell’s employment without cause upon 30 days’ written notice. If Ms. Mitchell is terminated due to death, disability, or for cause, she is entitled to payment of her base salary through the date of termination, for certain benefits through the date of termination, and for reimbursement of accrued and unpaid expenses. If Ms. Mitchell is terminated without cause or she terminates her employment for “good reason” (as defined in the Employment Agreement), she is entitled to certain severance payments and benefits, including (a) continued payment of her base salary from the date of termination through December 31, 2011, and (b) continuation of certain insurance benefits. Further, if Ms. Mitchell terminates her employment for good reason or in certain other circumstances, PRBC is required to pay her an amount equal to $666,666 on the last calendar day of each year following the date of termination, through December 31, 2011. In certain circumstances, notwithstanding her termination, PRBC may also be required to continue to pay to Ms. Mitchell certain performance-related bonuses to which she would have otherwise been entitled, until December 31, 2011. The Employment Agreement terminates on December 31, 2011, unless earlier terminated in accordance with its terms. The Company has provided a guaranty of the full payment of the performance-based bonus payable by PRBC under the Employment Agreement, PRBC’s indemnification obligations, and payments owing by PRBC upon termination of the Employment Agreement.

For a period of two years following the later of (a) termination of the term of the Employment Agreement, (b) the date on which the last compensation payment is made, and (c) the last date on which Ms. Mitchell is employed by PRBC, with certain exceptions, the Employment Agreement restricts Ms. Mitchell from engaging in certain activities competitive to PRBC and its affiliates, including us, and from soliciting certain of PRBC’s and its affiliates’ employees, consultants, independent contractors, and customers, to terminate their relationship with PRBC or any of its affiliates.

On June 22, 2009, the Company and PRBC, entered into an Amended and Restated Employment Agreement (as amended, the “Amended Employment Agreement”) with Judy Mitchell to amend, among other things, the terms of her performance bonus payments and change of control payments under her existing employment agreement (the “Existing Agreement”). Except as described below, the material terms and conditions of the Existing Agreement remains in full force and effect. In lieu of any performance bonus amount payable under the terms of the Existing Agreement, the Amended Employment Agreement provides that she is entitled to receive a cash performance bonus for prior services rendered of $1,000,000 on or before July 1, 2009. In addition, Ms. Mitchell will be eligible to receive an additional cash performance bonus on or before December 31, 2011 of up to an additional $1,000,000 ( “Additional Performance Bonus”) based on Peter Brown’s (x) backlog at September 30, 2011 and (y) cumulative earnings before interest and taxes during the period from January 1, 2009 to September 30, 2011. Two-thirds of such Additional Performance Bonus amount payable under the Amended Employment Agreement will be based on Peter Brown’s achieving certain earnings targets (although no Additional Performance Bonus based on earnings will be paid if Peter Brown achieves less than 75% of its earnings targets), and one-third of such Additional Performance Bonus amounts payable under the Amended Employment Agreement will be based on Peter Brown achieving certain targeted backlog amounts. In lieu of any change of control payments payable under the terms of the Existing Agreement, the Amended Employment Agreement provides that upon a change of control (as defined in the Amended Employment Agreement) of Peter Brown, Peter Brown is required to pay to Ms.  Mitchell an amount equal to $666,667.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on these matters in accordance with their best judgment.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Under our Bylaws, shareholders who wish to make proposals for the 2011 annual meeting of shareholders must cause the proposal to be received by us not less than 60 nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials, or for the 2011 annual meeting between October 29, 2010 and November 29, 2010. If the date of the 2011 annual meeting is more than 30 calendar days prior to or after the anniversary of the 2010 annual meeting, notice by shareholders must be received by us no later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. This same deadline also applies for any shareholder proposal to be eligible for inclusion in our proxy statement and proxy related to that meeting. Shareholder proposals must include certain information concerning the proposal, the proponent and the proponent’s ownership of our common stock and must contain a representation that the proponent intends to appear in person or by proxy at the meeting to present the proposal, as more fully set forth in our Bylaws. Shareholder proposals not meeting these requirements will not be entertained at the annual meeting. Shareholder proposals must comply with the requirements of our Bylaws, Rule 14a-8 of the Securities Exchange Act of 1934, as amended, and any other applicable rules established by the Securities and Exchange Commission. Proposals should be mailed to the attention of, and copies of our Bylaw requirements may be obtained from, our corporate secretary at: The PBSJ Corporation, 4030 West Boy Scout Boulevard, Suite 700, Tampa, Florida 33607, Attention: Secretary.

By Order of the Board of Directors

Robert J. Paulsen, Secretary January 25, 2010

THE PBSJ CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Saturday, February 13, 2010

11:00 a.m. (EDT)

Grand Hyatt Tampa Bay

2900 Baypoint Drive

Tampa, Florida 33607

Notice of Internet Availability of Proxy Materials: You can access and review the Annual Report and Proxy Statement on the Internet by going to the following PBSJ Corporation website: www.pbsj.com/AnnualMeeting.

This proxy is solicited by the Board of Directors for use at the Annual Meeting on February 13, 2010.

The undersigned hereby appoints JOHN B. ZUMWALT, III and ROBERT J. PAULSEN, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of The PBSJ Corporation that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of The PBSJ Corporation to be held on Saturday, February 13, 2010, at the Grand Hyatt Tampa Bay, 2900 Baypoint Drive, Tampa, Florida 33607 at 11:00 a.m. (Eastern Standard Time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting. Shareholders unable to attend in person are invited to participate by conference call. Callers should dial-in five to ten minutes before the meeting: Toll free 1-800-214-0694; Passcode 797909.

UNLESS YOU INDICATE OTHERWISE, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED IN PROPOSAL 1, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS.

(Continued and to be marked, dated and signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

SEE REVERSE FOR VOTING INSTRUCTIONS

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/pbsj/

•	Use the Internet to vote your proxy until 11:59 p.m. (CT) on February 11, 2010.

PHONE 1-800-560-1965

•	Use any touch-tone telephone to vote your proxy, until 11:59 p.m. (CT) on February 11, 2010.

MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope provided.

If you vote your Proxy by Internet or Telephone you do not need to mail a Proxy Card.

Please vote, date and promptly return this proxy in the enclosed postage-paid return envelope so that it is received by 12:00 p.m. (CT) on February 10, 2010.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR DIRECTOR LISTED BELOW.

							FOR	AGAINST	ABSTAIN
PROPOSAL 1. To elect directors to hold office until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.					05	Robert E. Klatell	☐	☐	☐

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

01	John B. Zumwalt, III	☐	☐	☐	06	Judy A. Mitchell	☐	☐	☐

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

02	Robert J. Paulsen	☐	☐	☐	07	Wayne J. Overman	☐	☐	☐

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

03	Joel H. Bennett	☐	☐	☐	08	William D. Pruitt	☐	☐	☐

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

04	Richard J. Dobkin	☐	☐	☐	09	Frank A. Stasiowski	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO

DIRECTION IS GIVEN, WILL BE VOTED FOR EACH NOMINEE.

Address change? Mark Box ☐ Indicate changes below:

Signature	Signature	Dated	, 2010

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.